Exhibit 99.1
West Pharmaceutical Services, Inc.

(in millions, except per-share data)
Presented "as if" 2016 reportable segment realignments were effective in 2015, in order to facilitate comparable analyses of 2016 reportable segment results to prior-year periods

(UNAUDITED)

	2015 Consolidated Results
	Three Months Ended				Full Year
	March 31	June 30	Sept 30	Dec 31	2015
Net Sales:
Proprietary Products	$265.3	$286.9	$269.3	$276.8	$1,098.3
Contract-Manufactured Products	70.7	73.2	75.5	83.0	302.4
Eliminations	(0.1)	(0.4)	(0.3)	(0.1)	(0.9)
Consolidated Net Sales	335.9	359.7	344.5	359.7	1,399.8

Gross Profit:
Proprietary Products	99.5	106.2	95.6	103.2	404.5
Contract-Manufactured Products	10.2	12.0	12.7	16.4	51.3
Consolidated Gross Profit	109.7	118.2	108.3	119.6	455.8

Research and Development (R&D):
Proprietary Products	7.5	8.1	8.5	10.0	34.1
Contract-Manufactured Products	—	—	—	—	—
Consolidated R&D	7.5	8.1	8.5	10.0	34.1

Selling, General and Administrative (SG&A) Expenses:
Proprietary Products	38.7	41.1	38.0	41.6	159.4
Contract-Manufactured Products	3.9	3.9	4.3	3.7	15.8
Corporate	12.6	15.8	12.3	17.1	57.8
Consolidated SG&A Expenses	55.2	60.8	54.6	62.4	233.0

Operating Profit:
Proprietary Products	54.2	57.6	49.5	50.9	212.2
Contract-Manufactured Products	6.2	8.2	8.3	12.8	35.5
General corporate costs	(5.9)	(9.2)	(7.2)	(9.8)	(32.1)
Stock-based compensation expense	(5.3)	(5.1)	(3.6)	(5.2)	(19.2)
U.S. pension expense	(1.4)	(1.5)	(1.5)	(2.1)	(6.5)
Unallocated items	—	(10.9)	(49.0)	(1.4)	(61.3)
Consolidated Operating Profit	47.8	39.1	(3.5)	45.2	128.6	(1)

Interest Expense, Net	3.7	3.0	3.2	2.6	12.5
Income Tax Expense	12.5	9.2	(6.6)	11.2	26.3	(1)
Equity in Net Income of Affiliated Companies	1.3	0.9	1.6	2.0	5.8
Net Income	$32.9	$27.8	$1.5	$33.4	$95.6	(1)
Diluted EPS	$0.45	$0.38	$0.02	$0.45	$1.30	(1)

(1) For a reconciliation of full-year 2015 amounts to adjusted 2015 amounts, refer to page 3 of this exhibit.

The changes reflected in this table relate solely to the composition of the Company's reportable segments, and have no impact on 2015 consolidated and per-share results included in the Company's earnings releases, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

West Pharmaceutical Services, Inc.

(in millions)
Presented "as if" 2016 reportable segment realignments were effective in 2015, in order to facilitate comparable analyses of 2016 reportable segment results to prior-year periods

(UNAUDITED)

	2015 New Reportable Segment Results - Summary
	Three Months Ended				Full Year
	March 31	June 30	Sept 30	Dec 31	2015
Proprietary Products
Net Sales	$265.3	$286.9	$269.3	$276.8	$1,098.3
Gross Profit	99.5	106.2	95.6	103.2	404.5
Gross Margin	37.5%	37.0%	35.5%	37.3%	36.8%

R&D	7.5	8.1	8.5	10.0	34.1
SG&A Expenses	38.7	41.1	38.0	41.6	159.4
Operating Profit	54.2	57.6	49.5	50.9	212.2
Operating Profit Margin	20.4%	20.1%	18.4%	18.4%	19.3%

Contract-Manufactured Products
Net Sales	70.7	73.2	75.5	83.0	302.4
Gross Profit	10.2	12.0	12.7	16.4	51.3
Gross Margin	14.4%	16.4%	16.8%	19.8%	17.0%

R&D	—	—	—	—	—
SG&A Expenses	3.9	3.9	4.3	3.7	15.8
Operating Profit	6.2	8.2	8.3	12.8	35.5
Operating Profit Margin	8.8%	11.2%	11.0%	15.4%	11.7%

The changes reflected in this table relate solely to the composition of the Company's reportable segments, and have no impact on 2015 consolidated and per-share results included in the Company's earnings releases, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

West Pharmaceutical Services, Inc.
Reconciliation of Non-GAAP Measures
(in millions, except per-share data)
(UNAUDITED)

Twelve months ended December 31, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$128.6	$26.3	$95.6	$1.30
Pension settlement charge	50.4	18.4	32.0	0.43
Executive retirement and related costs	10.9	4.0	6.9	0.09
Discrete tax items	—	(0.8)	0.8	0.01
Adjusted (Non-GAAP)	$189.9	$47.9	$135.3	$1.83

Non-GAAP Financial Measures
The financial table shown above uses certain financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), and therefore are referred to as Non-GAAP financial measures. The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company's overall performance. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
Our executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliation of our Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company's business.
The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income and adjusted diluted EPS for the twelve-month period presented in the table above:
Pension settlement charge - During the twelve months ended December 31, 2015, the Company recorded a $50.4 million pension settlement charge, of which $47.0 million related to a purchase of a group annuity contract from Metropolitan Life Insurance Company (“MetLife”) to settle $139.4 million of its $313.6 million outstanding pension benefit obligation under its U.S. qualified pension plan. MetLife assumed the obligation to pay future pension benefits and provide administrative services beginning November 1, 2015 for approximately 1,750 retirees and surviving beneficiaries who retired before January 1, 2015 and are currently receiving payments from this plan. The purchase was funded directly by plan assets. The remaining portion of the pension settlement charge related to lump-sum payouts made to terminated vested participants of its U.S. qualified pension plan.
Executive retirement and related costs - During the twelve months ended December 31, 2015, the Company recorded a $10.9 million charge for executive retirement and related costs, including $2.4 million for a long-term incentive plan award for the Company’s previous chief executive officer (“CEO”), $8.0 million for the revaluation of modified outstanding awards to provide for continued vesting for the Company’s previous CEO and Senior Vice President of Human Resources in conjunction with their retirement, and $0.5 million for other costs, including relocation and legal fees.
Discrete tax items - During the twelve months ended December 31, 2015, the Company recorded a discrete tax charge of $0.8 million resulting from the impact of a change in the enacted tax rate in the United Kingdom on previously-recorded deferred tax asset balances.

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